Exhibit 99.1

Farmer Bros. Reports Fourth Quarter and Fiscal 2013 Results
Completes Restatement for Fiscal Years 2012 and 2011 and Interim Periods

TORRANCE, Calif.--(GLOBE NEWSWIRE)--October 9, 2013--Farmer Bros. Co. (NASDAQ: FARM) (the "Company"), a manufacturer, wholesaler and distributor of coffee, tea and culinary products, today reported financial results for the fourth quarter and fiscal year ended June 30, 2013. The Company also announced that it has filed its Annual Report on Form 10-K for the fiscal year ended June 30, 2013 (the “Form 10-K”). The Company had delayed the filing due to the restatement of certain prior period financial statements resulting from errors related to the Company's accounting for certain postretirement benefit obligations for its retiree medical plan, failure to timely adopt accounting guidance relating to a postretirement death benefit, when originally issued, and failure to record the appropriate amounts reflecting the cash surrender value of life insurance policies purchased to fund the postretirement death benefit.

Fourth Quarter and Fiscal Year 2013 Highlights:

•	Net sales increased 6.5% to $128.8 million for the fourth quarter and 2.9% to $510.0 million for the full fiscal year compared to the same periods in fiscal 2012;

•	Gross profit increased 4.3% to $47.5 million for the fourth quarter and 10.5% to $191.1 million for the full fiscal year compared to the same periods in fiscal 2012;

•	Loss from operations was $2.7 million for the fourth quarter and $4.1 million for the full fiscal year;

•	Net loss was $3.0 million, or $0.19 per common share, for the fourth quarter and $8.5 million, or $0.54 per common share, for the full fiscal year; and

•
EBITDAE was $6.5 million for the fourth quarter and $33.7 million for the full fiscal year. EBITDAE is a non-GAAP financial measure; a reconciliation table of reported net loss to EBITDAE is included at the end of this press release.

“Our product innovation efforts, combined with our increased emphasis on sales and marketing, enabled us to realize growth in our national account business and report improved fourth quarter and fiscal year financial results,” said Mike Keown, Farmer Bros. President and CEO. “In addition, our team worked to maintain price across our DSD customer base which has contributed to our improved margins. Going forward, I believe we have made considerable progress in the year and I am confident that we have the right strategies and organization to continue.”

Restated Financial Results

The Form 10-K includes restated audited consolidated financial statements for the fiscal years ended June 30, 2012 and 2011, as well as footnote disclosures of the restated unaudited interim financial information for the four quarters included in the fiscal year ended June 30, 2012 and the first three quarters included in the fiscal year ended June 30, 2013 along with reconciliations of the previously issued annual and quarterly financial information to the restated information. Certain restated and unaudited selected financial information and data for the fiscal years ended and as of June 30, 2010 and 2009 are also included in the Form 10-K. Any comparisons to prior periods discussed below reflect restated financial results for those periods. Accordingly, investors should no longer rely upon the Company's previously issued financial statements for these periods and any earnings releases or similar communications relating to these periods.

Fiscal Fourth Quarter Results

Net sales increased $7.9 million, or 6.5%, to $128.8 million as compared to $120.9 million in the fourth quarter of the prior fiscal year. The increase was primarily due to increases in sales of the Company's coffee and tea products.

Gross profit increased $2.0 million, or 4.3%, to $47.5 million, as compared to $45.5 million in the fourth quarter of the prior fiscal year. The increase in gross profit is primarily due to a 27% reduction in the average cost of green coffee beans purchased compared to the same period in the prior fiscal year. Gross profit as a percentage of net sales decreased 70 basis points to 36.9% from 37.6% in the fourth quarter of fiscal 2012 primarily due to a lower beneficial effect of the liquidation of LIFO inventory quantities in the amount of $0.4 million as compared to $6.4 million in the fourth quarter of the prior fiscal year.

Operating expenses decreased $3.9 million, or 7.2%, to $50.2 million from $54.1 million in the fourth quarter of the prior fiscal year. Operating expenses as a percentage of net sales decreased 580 basis points to 39.0% versus 44.8% in the fourth quarter of fiscal 2012. The decrease was primarily due to lower impairment losses and absence of pension withdrawal expense compared to the fourth quarter of fiscal 2012.

Loss from operations was $2.7 million compared to $8.6 million in the fourth quarter of the prior fiscal year.

Net loss was $3.0 million, or $0.19 per common share, compared to net loss of $10.3 million, or $0.65 per common share, in the fourth quarter of fiscal 2012.

EBITDAE was $6.5 million compared to $6.6 million in the fourth quarter of fiscal 2012. (EBITDAE is a non-GAAP financial measure; a reconciliation table of reported net loss to EBITDAE is included at the end of this press release.)

Fiscal 2013 Results

Net sales in fiscal 2013 increased $14.6 million, or 2.9%, to $510.0 million from $495.4 million in fiscal 2012, primarily due to increases in sales of the Company's coffee and tea products.

Gross profit in fiscal 2013 increased $18.2 million, or 10.5%, to $191.1 million from $172.9 million in fiscal 2012. Gross profit as a percentage of net sales increased 260 basis points to 37.5% from 34.9% in fiscal 2012. The increases in dollar and percentage terms were primarily due to the increase in sales and a 31% decrease in the average cost of green coffee purchased in fiscal 2013.

Operating expenses in fiscal 2013 increased $0.2 million, or 0.1%, to $195.2 million from $195.0 million in fiscal 2012. Operating expenses as a percentage of net sales decreased 110 basis points to 38.3% versus 39.4% in fiscal 2012. The increase in operating expenses in fiscal 2013 is primarily due to a $10.2 million increase in expenses primarily from the Company's investments in additional sales and marketing training, expenses related to the launch of the Artisan Collection by Farmer Brothers™ and the new Farmer Brothers teas, higher startup costs associated with the increase in national account customers, higher expenses related to severance and storm-related losses in the Company's Moonachie, Oklahoma City and Houston distribution centers. The increase in operating expenses was partially offset by a $10.0 million decrease in impairment losses on goodwill and intangible assets and pension withdrawal expense.

Total other expense in fiscal 2013 was $5.2 million compared to $4.8 million in fiscal 2012, primarily due to higher net losses on derivatives and investments of $11.1 million in fiscal 2013 compared to $6.2 million in fiscal 2012, offset by $4.5 million in net gains from sales of assets, primarily real estate, in fiscal 2013 compared to $1.4 million in net gains from sales of assets, primarily real estate, in fiscal 2012. The increase in net realized and unrealized coffee-related derivative losses in fiscal 2013 compared to fiscal 2012 is due in large part to the increase in the number of futures contracts combined with a continued decline in coffee commodity costs in fiscal 2013.

Beginning April 1, 2013, the Company implemented procedures following the guidelines of Accounting Standards Codification 815, "Derivatives and Hedging," to enable the Company to account for certain coffee-related derivatives as accounting hedges in order to minimize the volatility created in the Company's results from utilizing these derivative contracts and to improve comparability between reporting periods. As a result, beginning in the fourth quarter of fiscal 2013, a portion of the gains and losses from re-valuing the coffee-related derivative contracts to their market prices is being recorded in accumulated other comprehensive income (loss) on the Company's consolidated balance sheet and subsequently reclassified into cost of goods sold in the period or periods when the hedged transaction affects earnings. In the fourth quarter of fiscal 2013, the Company recorded $7.9 million in coffee-related derivative losses in accumulated other comprehensive income (loss).

There was a significant increase in the number of the Company's coffee-related derivative contracts as of June 30, 2013 covering 49.6 million pounds of green coffee compared to 18.2 million pounds of green coffee covered as of June 30, 2012. The increase in the number of such contracts is primarily due to the increase in the number of the Company's national account customers, as a majority of the contracts are purchased for their accounts. Additionally, during the first three quarters in fiscal 2013, when the Company's coffee-related derivative instruments were not designated as accounting hedges, the Company recognized in its financial results, the net realized and unrealized losses from the continuing decline in green coffee commodity prices below the Company's locked-in prices as the derivative contracts were re-valued to their market prices.

Treasurer and Chief Financial Officer, Mark Nelson said, "Our significant hedged green coffee commodity position will allow for greater input cost stability as we enter fiscal 2014. We expect these lower input costs, combined with our ongoing manufacturing efficiency and operating expense reduction initiatives, to result in continued improvements in our financial results in fiscal 2014 and beyond.”

Loss from operations in fiscal 2013 was $4.1 million compared to $22.1 million in fiscal 2012. Income tax benefit in fiscal 2013 increased to $0.8 million as compared to $0.3 million in fiscal 2012.

As a result of the foregoing factors, net loss decreased to $8.5 million, or $0.54 per common share, in fiscal 2013 from $26.6 million, or $1.72 per common share, in fiscal 2012.

EBITDAE improved to $33.7 million as compared to $24.9 million in fiscal 2012. EBITDAE is a non-GAAP financial measure; a reconciliation table of reported net loss to EBITDAE is included at the end of this press release.

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, tea and culinary products. The Company is a direct distributor of coffee to restaurants, hotels, casinos, offices, quick service restaurants (“QSR's”), convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers in the QSR, grocery, drugstore, restaurant, convenience store, and independent coffee house channels. The Company's product lines include roasted coffee, liquid coffee, coffee-related products such as coffee filters, sugar and creamers, assorted iced and hot teas, cappuccino, cocoa, spices, gelatins and puddings, soup bases, dressings, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves. The Company's primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™ by Farmer Brothers, Cain's® and McGarvey®. For more information, visit: www.farmerbros.com.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical facts and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects, ” “expects, ” “plans, ” “believes, ” “intends, ” “will, ” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company's continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, changes in the quality or dividend stream of the third parties securities and other investment vehicles in which the Company has invested its short-term assets, as well as other risks described in this press release and other factors described from time to time in the Company's filings with the Securities and Exchange Commission.

FARMER BROS. CO.
QUARTERLY FINANCIAL DATA (UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended June 30,
	2013	2012
		As Restated
Net sales	$128,763	$120,948
Cost of goods sold	81,273	75,419
Gross profit	47,490	45,529
Selling expenses	40,908	40,280
General and administrative expenses	9,219	8,059
Impairment losses on goodwill and intangible assets	92	5,585
Pension withdrawal expense	—	220
Operating expenses	50,219	54,144
Loss from operations	(2,729)	(8,615)
Other income (expense):
Dividend income	274	273
Interest income	169	115
Interest expense	(396)	(558)
Other, net	(1,490)	(1,659)
Total other expense	(1,443)	(1,829)
Loss before taxes	(4,172)	(10,444)
Income tax benefit	(1,194)	(172)
Net loss	$(2,978)	$(10,272)
Net loss per common share—basic and diluted	$(0.19)	$(0.65)
Weighted average common shares outstanding—basic and diluted	15,640,187	15,728,107

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Year ended June 30,
	2013	2012	2011
		As Restated	As Restated
Net sales	$509,964	$495,442	$463,945
Cost of goods sold	318,825	322,540	306,458
Gross profit	191,139	172,902	157,487
Selling expenses	158,079	150,641	170,670
General and administrative expenses	37,063	34,222	49,379
Impairment losses on goodwill and intangible assets	92	5,585	7,805
Pension withdrawal expense	—	4,568	—
Operating expenses	195,234	195,016	227,854
Loss from operations	(4,095)	(22,114)	(70,367)
Other (expense) income:
Dividend income	1,103	1,231	2,534
Interest income	452	214	178
Interest expense	(1,782)	(2,137)	(1,965)
Other, net	(4,965)	(4,117)	4,191
Total other (expense) income	(5,192)	(4,809)	4,938
Loss before taxes	(9,287)	(26,923)	(65,429)
Income tax benefit	(825)	(347)	(13,396)
Net loss	$(8,462)	$(26,576)	$(52,033)
Net loss per common share—basic and diluted	$(0.54)	$(1.72)	$(3.45)
Weighted average common shares outstanding—basic and diluted	15,604,452	15,492,314	15,066,663
Cash dividends declared per common share	$—	$—	$0.18

Source: Farmer Bros. Co.
Mark Nelson (310) 787-5241

Non-GAAP Financial Measures

In addition to net income (loss) determined in accordance with United States Generally Accepted Accounting Principles ("GAAP"), the Company uses certain non-GAAP financial measures, such as “EBITDAE,” in assessing its operating performance. The Company believes that this non-GAAP financial measure serves as an appropriate measure to be used in evaluating the performance of its business.

The Company defines "EBITDAE" as net income (loss) excluding the impact of income taxes, interest expense, depreciation and amortization expense, employee stock ownership plan (“ESOP”) and share-based compensation expense, non-cash impairment losses, pension withdrawal expense, and "Other, net," which includes net gains and losses from derivatives and investments, and net gains and losses on sales of assets. EBITDAE as defined by the Company may not be comparable to similarly titled measures reported by other companies. The Company does not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.
Set forth below is a reconciliation of reported net loss to EBITDAE:

	Year Ended June 30,			Three Months Ended June 30,
(In thousands)	2013	2012	2011	2013	2012
		As Restated	As Restated		As Restated
Net loss, as reported (1)(2)	$(8,462)	$(26,576)	$(52,033)	$(2,978)	$(10,272)
Income tax benefit	(825)	(347)	(13,396)	(1,194)	(172)
Interest expense	1,782	2,137	1,965	396	558
Depreciation and amortization expense	32,542	32,113	31,758	7,764	8,281
ESOP and share-based compensation expense	3,563	3,287	3,825	925	768
Impairment losses on goodwill and intangible assets	92	5,585	7,805	92	5,585
Pension withdrawal expense	—	4,568	—	—	220
Other, net (2)	4,965	4,117	(4,191)	1,490	1,659
EBITDAE (1)(2)	$33,657	$24,884	$(24,267)	$6,495	$6,627
 ______________

(1)
Includes the beneficial effect of liquidation of LIFO inventory quantities in the amounts of $1.1 million, $14.2 million and $1.1 million in fiscal 2013, 2012 and 2011, respectively, and $0.4 million and $6.4 million in the three months ended June 30, 2013 and 2012, respectively.

(2)
Includes $4.5 million, $1.4 million and $1.4 million in net gains from sales of assets, primarily real estate, in fiscal 2013, 2012 and 2011, respectively; excludes in the three months and year ended June 30, 2013, $7.9 million in losses from coffee-related derivatives designated as cash flow hedges.